UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2009

APPLE REIT NINE, INC.

(Exact name of registrant as specified in its charter)

Virginia	333-147414	26-1379210
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Apple REIT Nine, Inc. (which is referred to below as the “Company” or as “we,” “us” or “our”) is filing this report in accordance with Item 1.01 of Form 8-K.

Item 1.01.	Entry into a Material Definitive Agreement.

On January 21, 2009, we caused one of our indirect wholly-owned subsidiaries (the “purchasing subsidiary”) to enter into a purchase contract for the potential purchase of approximately 500 acres of land to be used for natural gas production located on approximately 115 sites in Texas. The purchase contract is with a subsidiary of Chesapeake Energy Corporation (“seller”). The total purchase price under the contract is approximately $150 million. The purchase contract also contemplates that at closing, our purchasing subsidiary would enter into a long-term lease with a lessee that will use the land for natural gas production.

The seller does not have any material relationship with us or our subsidiaries, other than through the purchase contract. The initial deposit under the purchase contract is $500,000. This initial deposit is refundable to our purchasing subsidiary if it elects to terminate the purchase contract during the “review” period, which ends on February 21, 2009. We have the option to extend the review period for up to 90-days after February 21, 2009, close on the purchase of the land or terminate the contract during the review period.

The deposit under the purchase contract will be funded by proceeds from the Company’s ongoing offering of Units (with each Unit consisting of one common share and one Series A preferred share). It is expected that the payment of the purchase price, if a closing occurs, will be funded by the Company’s ongoing offering of Units.

During the review period, our purchasing subsidiary will have the opportunity to evaluate the legal, title, survey, construction, physical condition, structural, mechanical, environmental, economic, permit status, mineral reserves and other documents and information related to the property. Our purchasing subsidiary may terminate the purchase contract at any time during the review period for any or no reason. Our purchasing subsidiary may become aware of facts or conditions pertaining to the property as a result of its review that will cause us to terminate the purchase contract. If our purchasing subsidiary terminates the purchase contract after the review period but before closing, and the termination is not based on the seller’s default or seller’s failure to satisfy a required condition, the escrow agent will release the deposit under the contract to the seller. If a closing occurs under the purchase contract, the deposit will be credited toward the purchase price.

Certain closing conditions must be met before or at the closing, and currently remain unsatisfied. They include, but are not limited to, the following: the seller having performed and complied in all material respects with the covenants under the purchase contract and all of seller’s representations and warranties having been true. If any of the closing conditions under the purchase contract are not satisfied by the seller, our purchasing subsidiary may terminate the purchase contract and receive a refund of the deposit.

Accordingly, as of the date of this report and until the closing of the purchase of the land, there can be no assurance that our purchasing subsidiary will acquire the land.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Nine, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, Chief Executive Officer

January 22, 2009

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